Exhibit 4.137.2 - Second Amendment to Receivables Loan and Security Agreement, dated as of September 11, 2013, among Beverage Packaging Factoring (Luxembourg) S.à r.l., Nieuw Amsterdam Receivables Corporation, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as facility agent for the Nieuw Amsterdam Lender Group and as a Committed Lender, TD Bank, N.A., as committed lender and facility agent for the TD Lender Group, Wells Fargo Bank, N.A. as committed lender and facility agent for the Wells Fargo Lender Group, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as administrative agent

SECOND AMENDMENT TO RECEIVABLES LOAN AND SECURITY AGREEMENT
THIS SECOND AMENDMENT TO RECEIVABLES LOAN AND SECURITY AGREEMENT, dated as of September 11, 2013 (this “Amendment”), is entered into among BEVERAGE PACKAGING FACTORING (LUXEMBOURG) S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B166.005 and having a share capital of $40,000 (the “Borrower”), NIEUW AMSTERDAM RECEIVABLES CORPORATION, a Delaware corporation (“Nieuw Amsterdam”), COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (“Rabobank”), as facility agent for the Nieuw Amsterdam Lender Group (as defined below) and as a Committed Lender, TD BANK, N.A. (“TD”), as committed lender and facility agent for the TD Lender Group, WELLS FARGO BANK, N.A. (“Wells Fargo”), as committed lender and facility agent for the Wells Fargo Lender Group, FAIRWAY FINANCE COMPANY, LLC (“Fairway”), as a conduit lender for the BMO Lender Group, BANK OF MONTREAL (“BMO”), as committed lender for the BMO Lender Group, BMO CAPITAL MARKETS CORP. (“BMOCM”), as facility agent for the BMO Lender Group, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as administrative agent (including any successor thereto in such capacity, the “Administrative Agent”) for each of the Lenders (as defined below).
RECITALS
WHEREAS, the parties refer to that certain Receivables Loan and Security Agreement dated as of November 7, 2012, as amended by the Amendment to Receivables Loan and Security Agreement dated as of May 29, 2013 (as so amended, the “Existing Loan Agreement” and as further amended by this Amendment or otherwise amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among the Borrower, Reynolds Group Holdings Inc., as initial Master Servicer (“RGHI”), Beverage Packaging Holdings (Luxembourg) IV S.à r.l., as initial Lux Manager (“BPH IV”), Nieuw Amsterdam, Rabobank, TD, Wells Fargo and the Administrative Agent. Unless otherwise provided elsewhere herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Loan Agreement;
WHEREAS, the Borrower, Nieuw Amsterdam, Rabobank, TD, Wells Fargo and the Administrative Agent wish to add Fairway, BMO and BMOCM, and Fairway, BMO and BMOCM wish to be added, as parties to the Loan Agreement in their respective capacities identified above, on the terms and conditions set forth in this Amendment; and
WHEREAS, the parties hereto have agreed to amend the Existing Loan Agreement on the terms and conditions set forth in this Amendment;
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1.Amendments to Existing Loan Agreement. Effective as of the Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Existing Loan Agreement is hereby amended as follows:
(a)Section 2.08 of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:
Section 2.08    Breakage Costs. The Borrower shall pay, in accordance with the Priority of Payments, to the Administrative Agent, for payment to any applicable Lender upon the request of any Lender or Facility Agent on each date on which a prepayment is made, such amount or amounts as shall, without duplication, compensate such Lender for any loss, cost or expense (the “Breakage Costs”) incurred by such Lender as a result of (i) any prepayment of an Advance bearing interest computed by reference to the LIBO Rate, other than pursuant to Section 2.02(c), on a date other than a Settlement Date, (ii) with respect to a Conduit Lender, any prepayment of an Advance bearing interest computed by reference to the Cost of Funds Rate, other than pursuant to Section 2.02(c), on a date other than the last day of an Accrual Period, to the extent that such Conduit Lender was “match funding” such Advance (or a portion thereof) with Commercial Paper Notes issued by it or its Funding Source in specified tranches corresponding to such Accrual Period, (iii) any failure to repay or prepay an Advance on a Settlement Date that (x) is required to be paid or (y) the Borrower has elected to prepay on such Settlement Date, or (iv) any failure on the part of the Borrower to accept or take an Advance as to which a Borrowing Notice shall have been delivered (and not cancelled pursuant to Section 2.01(g)) to be made on the Borrowing Date specified in such Borrowing Notice for any reason, including the Borrower’s failure to satisfy the conditions to the making of such Advance set forth in Section 2.01 or Article III hereof, but excluding a default by any Lender in making its share of such Advance when required under the terms and conditions of this Agreement (any of the events referred to in clauses (i) and (iv) being called a “Breakage Event”). In the case of any Breakage Event, such Breakage Costs shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Advance that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Accrual Period in effect (or that would have been in effect) for such Advance over (ii) the amount of interest likely to be realized by such Lender (as reasonably determined by such Lender) in redeploying the funds released or not utilized by reason of such Breakage Event for such period. The determination by any Lender of the amount of Breakage Costs shall be set forth in a reasonably detailed certificate to the Borrower, the Master Servicer, the Lux Manager and the Administrative Agent delivered by the applicable Lender prior to the date of such prepayment in the case where notice of such prepayment is delivered to such Lender in accordance with Section 2.02 hereof or within two Business Days following such prepayment in the case where no such certificate is delivered (in which case, Breakage Costs shall include interest thereon from the date of such prepayment), or in the case of a failure of an Advance to be made, within two Business Days following the stated Settlement Date for such Advance (in which case, Breakage Costs shall include interest thereon from such stated Settlement Date), and shall be conclusive absent manifest error.

(b)Section 2.09 of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:
Section 2.09    Reserve Requirements; Change in Circumstances.
(a)Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including marginal, special, emergency, supplemental or other reserve requirements applicable to eurocurrency liabilities (as defined in Regulation D of the Board of Governors of the United States Federal Reserve System)) against assets of, deposits with or for the account of or credit extended or committed to be extended by any Committed Lender or Liquidity Provider or shall impose on such Committed Lender or Liquidity Provider or the applicable interbank market any other condition (including, in each case, the imposition of Taxes other than (and excluding) Taxes (i) imposed on any payment made pursuant to this Agreement, (ii) imposed on or measured by net income or profits or that are franchise, branch profits or similar Taxes or (iii) arising under FATCA) affecting this Agreement or any Support Facility to which such Liquidity Provider is a party, the funding commitment of such Committed Lender hereunder or of such Liquidity Provider under any Support Facility, Advances made by the Committed Lender hereunder or Support Advances made by such Liquidity Provider under any Support Facility, and the result of any of the foregoing shall be to increase the cost to such Committed Lender or Liquidity Provider of making or maintaining or committing to make or maintain any Advance or Support Advance or to reduce the amount of any sum received or receivable by such Committed Lender or Liquidity Provider hereunder or under its related Support Facility (whether of principal, interest or otherwise) by an amount deemed by such Committed Lender or Liquidity Provider to be material, then the Borrower will pay, in accordance with the Priority of Payments, to such Committed Lender, for its own account, or to the applicable Conduit Lender, for the account of such Liquidity Provider, upon demand, such additional amount or amounts as will compensate such Committed Lender or Liquidity Provider, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Committed Lender or Liquidity Provider shall have reasonably determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Committed Lender’s or Liquidity Provider’s capital or on the capital of such Committed Lender’s or Liquidity Provider’s holding company, if any, as a consequence of this Agreement, the funding commitments hereunder or under any Support Agreement, the Advances made hereunder or Support Advances made under any Support Facility to a level below that which such Committed Lender or Liquidity Provider or such Committed Lender’s or Liquidity Provider’s holding company could have achieved but for such Change in Law (taking into consideration such Committed Lender’s or Liquidity Provider’s policies and the policies of such Committed Lender’s or Liquidity Provider’s holding company with respect to capital adequacy) by an amount deemed by such Committed Lender or Liquidity Provider to be material, then from time to time the Borrower shall pay, in accordance with the Priority of Payments, to such Committed Lender, for its own account or for the account of its holding company, as the case may be, or to the applicable Conduit Lender, for the account of such Liquidity Provider or its holding company, as the case may be, such additional amount or amounts as will compensate such Committed Lender or Liquidity Provider or such Committed Lender’s or Liquidity Provider’s holding company for any such reduction suffered.
(c)If any Lender becomes entitled to claim any additional amounts pursuant to clause (a) or (b) above, it shall provide prompt notice thereof to the Borrower, with a copy to the Administrative Agent, the applicable Facility Agent, the Master Servicer and the Lux Manager, certifying (i) that one of the events described in clause (a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the increased cost or reduced amount resulting from such event and (iii) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it, in accordance with the Priority of Payments, not later than the next Settlement Date occurring more than 30 days after the date after its receipt of the same or, if earlier on the Final Date. Notwithstanding anything to the contrary, no amount shall be payable to a Conduit Lender for the account of a Liquidity Provider under this Section 2.09 (i) to the extent such amount is duplicative of an amount payable by the Borrower to such Liquidity Provider in its capacity as a Committed Lender hereunder and (ii) except to the extent resulting from such Liquidity Provider’s making or maintaining or committing to make or maintain (or supporting such Conduit Lender’s making, maintaining, or committing to make or maintain) Advances under this Agreement.
(d)Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall be under no obligation to compensate any Lender or Liquidity Provider under clause (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or Liquidity Provider, as the case may be, knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.09 shall be available to each Lender and Liquidity Provider regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
(c)Clause (a) of the definition of “Alternate Base Rate” is hereby amended and restated in its entirety as follows:
(e)the rate of interest last published by The Wall Street Journal, Northeast Edition, as the “prime rate” or, in the event The Wall Street Journal, Northeast Edition, shall no longer publish such rate, the rate of interest announced by Rabobank in New York, New York, from time to time as Rabobank’s base rate; and
(d)The following definitions appearing in Annex 1 of the Existing Loan Agreement are hereby amended and restated in their entirety:
“Commitment” shall mean, during the Revolving Period, (i) with respect to Rabobank, in its capacity as a Committed Lender, $225,000,000, as such amount may be modified in accordance with the terms hereof, (ii) with respect to TD, in its capacity as a Committed Lender, $125,000,000, as such amount may be modified in accordance with the terms hereof, (iii) with respect to Wells Fargo, in its capacity as a Committed Lender, $100,000,000, as such amount may be modified in accordance with the terms hereof, (iv) with respect to BMO, in its capacity as a Committed Lender, $150,000,000, as such amount may be modified in accordance with the terms hereof and (v) with respect to any Person who becomes a Committed Lender pursuant to an Assignment and Assumption Agreement, the commitment of such Person to fund any Advance to the Borrower in an amount not to exceed the amount set forth in such Assignment and Assumption Agreement, as such amount may be modified in accordance with the terms hereof and thereof. After the Revolving Period, for each Committed Lender, the Commitment shall at all times mean aggregate outstanding Advances then funded by such

Committed Lender or the Conduit Lender in its Lender Group and shall automatically reduce concurrently with each reduction in such outstanding Advances.
“Committed Lenders” shall mean Rabobank, TD, Wells Fargo and BMO and any their respective assignees (with respect to the rights in, and the commitment to make, the Advances) which executes an Assignment and Assumption Agreement (other than an assignee designated therein as a Conduit Lender).
“Conduit Lender” shall mean Nieuw Amsterdam, Fairway and any other special purpose vehicle established primarily for the purpose of issuing Commercial Paper (or financing itself through the issuance of Commercial Paper through a Funding Source) to finance the purchase of eligible assets and which executes an Assignment and Assumption Agreement and is designated therein as a “Conduit Lender”.
“Facility Agent” shall mean, with respect to any Conduit Lender and Committed Lender, the entity acting as agent for such Conduit Lender and Committed Lender identified on the signature pages hereto, the signature pages to the First Amendment, the Second Amendment or the signature page to the relevant Assignment and Assumption Agreement and any assignee thereof approved in writing by the Borrower (to the extent required hereunder) which executes an Assignment and Assumption Agreement.
“Lender Group” shall mean each of the following separate groups of Facility Agents and Lenders: (a) the Nieuw Amsterdam Facility Agent, Nieuw Amsterdam and Rabobank, (b) the TD Facility Agent and TD, (c) the Wells Fargo Facility Agent and Wells Fargo, (d) the BMO Facility Agent, Fairway and BMO and (e) each other related group designated as a Lender Group in the applicable Assignment and Assumption Agreement consisting of a Facility Agent, a Conduit Lender (if any), and one or more Committed Lenders, together with one or more other Committed Lenders that may thereafter become a party hereto from time to time by the execution of an Assignment and Assumption Agreement by such Conduit Lender or Committed Lender (unless such Assignment and Assumption Agreement designates such Committed Lender to be a member of another Lender Group).
(e)The following definitions are hereby added to Annex 1 to the Existing Loan Agreement in their appropriate alphabetical order:
“BMO” shall mean Bank of Montreal.
“BMO Facility Agent” shall mean BMO Capital Markets Corp.
“BMO Lender Group” shall mean the Lender Group described in clause (d) of the definition of “Lender Group” in this Annex 1.
“Fairway” means Fairway Finance Company, LLC.
“Second Amendment” shall mean that certain Second Amendment to Receivables Loan and Security Agreement dated as of September 11, 2013 among the parties to this Agreement, Fairway, BMO and the BMO Facility Agent.
SECTION 2.Reallocation.
(a)As of the Effective Date (as defined below), Nieuw Amsterdam hereby irrevocably sells, assigns and transfers to Fairway, without recourse, representation or warranty, and Fairway hereby irrevocably purchases, takes and assumes from Nieuw Amsterdam, a portion of the presently outstanding principal balance of Advances owed to Nieuw Amsterdam such that, after giving effect to such sales, assignments and transfers, the aggregate Advances funded by each Lender Group are proportional to the aggregate Commitments of the Committed Lenders in the Lender Groups. On the Effective Date (as defined below), Fairway shall pay to Nieuw Amsterdam, by wire transfer of immediately available funds to the account specified on Schedule I, the purchase price for the portion of the Advances so purchased, taken and assumed by it from Nieuw Amsterdam, in the amount specified in Schedule I.
(b)All principal payments that would otherwise be payable from and after the Effective Date to or for the account of Nieuw Amsterdam shall, instead, be payable to or for the account of Fairway in accordance with its interest as reflected in Section 2(a) above. All Interest, Unused Fees and other amounts that would otherwise accrue for the account of Nieuw Amsterdam from and after the Effective Date pursuant to the Receivables Loan Agreement or the other Transaction Documents shall, instead, accrue for the account of, and be payable to or for the account of Fairway in accordance with its interest as reflected in Section 2(a) above.
SECTION 3.Effective Date Conditions Precedent. The amendments set forth in Section 1 above shall become effective on the date (the “Effective Date”) as of which:
(i)the Administrative Agent shall have received counterpart signature pages to this Amendment executed by each of the parties to this Agreement; and
(ii)the Administrative Agent and each Facility Agent and Lender shall have received opinions of counsel in form and substance satisfactory to the Administrative Agent and each Facility Agent.
SECTION 4.Appointment of Additional Facility Agents. BMO hereby appoints BMOCM as the Facility Agent for the BMO Lender Group hereunder and under the Loan Agreement and the other Transaction Documents and BMOCM hereby accepts such appointment. Each Lender in the BMO Lender Group hereby authorizes BMOCM to take such action as agent on its behalf and to exercise such powers as are delegated to such Facility Agent by the terms of this Amendment, the Loan Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto.
SECTION 5.Notices. All notices, requests, demands, directions and other communications (“notices”) to be given to Fairway, BMO and BMOCM in their respective capacities under the Loan Agreement shall be given in accordance with Section 9.09 of the Loan Agreement and, notwithstanding the last sentence thereof, shall be sent to Fairway, BMO and BMOCM, as applicable, at the respective offices stated on its signature page hereto or in accordance with the last unrevoked written direction from Fairway, BMO or BMOCM, as applicable.
SECTION 6.Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to each Lender, each Facility Agent and the Administrative Agent that, on and as of the Effective Date, that this Amendment has been duly executed and delivered by the Borrower, and this Amendment and the Existing Loan Agreement as amended hereby constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to any Legal Reservations and bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law).
SECTION 7.Miscellaneous.
(a)This Amendment may be amended, modified, terminated or waived only as provided in Section 9.05 of the Loan Agreement.
(b)Except as expressly modified as contemplated hereby, the Loan Agreement is hereby confirmed to be in full force and effect in accordance with its terms and is hereby ratified and confirmed. This Amendment is intended by the parties to constitute an amendment and modification to, and otherwise to constitute a continuation of, the Loan Agreement, and is not intended by any party and shall not be construed to constitute a novation thereof or of any obligation of any party thereunder. This Amendment shall constitute a Principal Transaction Document.
(c)This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Loan Agreement.
(d)This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic transmission (including via e-mail or other facsimile transmission) shall be effective as delivery of a manually executed counterpart of this Amendment.
(e)The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
(f)THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Amendment, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(g)EACH OF THE BORROWER, THE MASTER SERVICER, THE LUX MANAGER, THE ADMINISTRATIVE AGENT, THE FACILITY AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.
(h)This Amendment shall be deemed to be an Assignment and Assumption Agreement with respect to the BMO Lender Group for purposes of the definitions of “Change of Law” in the Loan Agreement.
[Signature pages follow]
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH,
as Administrative Agent, Nieuw Amsterdam Facility Agent and a Committed Lender

By:    /s/ Martin Snyder
Name:    Martin Snyder
Title:    VP

By:    /s/ Stephen G. Adams
Name:    Stephen G. Adams
Title:    Managing Director

[Signature page to Second Amendment to LSA]
NIEUW AMSTERDAM RECEIVABLES
CORPORATION, as a Lender

By:    /s/ Damian A. Perez
Name:    Damian A Perez
Title:    Vice President
TD BANK, N.A.,
As TD Facility Agent and a Committed Lender

By:    /s/ Todd Antico
Name:    Todd Antico
Title:    Senior Vice President

By:
Name:
Title:
WELLS FARGO BANK, N.A.
As Wells Fargo Facility Agent and Committed Lender

By:    /s/ Michael J. Landry
Name:    Michael J. Landry
Title:    Vice President

By:    /s/ Michael J. Landry
Name:    Michael J. Landry
Title:    Vice President
FAIRWAY FINANCE COMPANY, LLC,
As a Conduit Lender

By:    /s/ Irina Khaimova
Name:    Irina Khaimova
Title:    Vice President

Address for Notices:                Fairway Finance Company, LLC

c/o Lord Securities Corporation
48 Wall Street, 27th Floor
New York, NY 10005
Attention: Irina Khaimova
Fax: (212) 346-9012
Email: Irina.Khaimova@Lordspv.com
BANK OF MONTREAL,
as Committed Lender

By:    /s/ Valerie Jorgenson
Name:    Valerie Jorgenson
Title:    Director

Address for Notices:                Bank of Montreal
115 S. LaSalle St., 20W
Chicago, IL 60603
Attention: Valerie Jorgenson
Fax: (312) 293-4908
Email: Valerie.jorgenson@gmo.com
BMO CAPITAL MARKETS CORP.,
as BMO Facility Agent

By:    /s/ Eduardo Mendoza
Name:    Eduardo Mendoza
Title:    Managing Director

Address for Notices:                BMO Capital Markets Corp.
115 S. LaSalle St., 36W
Chicago, IL 60603
Attention: Eduardo Mendoza
Fax: (312) 293-4908
Email: Eduardo.mendoza@bmo.com
BEVERAGE PACKAGING FACTORING (LUXEMBOURG) S.À R.L., a private limited liability company (société à responsabilite limitée) with registered office at 6C rue Gabriel Lippmann, L-5365 Munsbach, Grand-Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under number B 166.005, as Borrower
Duly represented by:

By

/s/ Cindi Lefari
Name:    Cindi Lefari
Title:    Authorized Signatory

REALLOCATIONS

Bank	Rabobank	TD	Wells Fargo	BMO
Commitment (before the Effective Date)	$375,000,000.00	$125,000,000.00	$100,000,000.00	N/A
Commitment (as of the Effective Date)	$225,000,000.00	$125,000,000.00	$100,000,000.00	$150,000,000.00
Allocation Percentage (as of the Effective Date)	37.50%	20.83%	16.67%	25.00%
Outstanding Borrowings (before the Effective Date)	$271,875,000.00	$90,625,000.00	$72,500,000.00	N/A
Portion of Advances held (as of the Effective Date)	$163,125,000.00	$90,625,000.00	$72,500,000.00	$108,750,000.00
Purchase price for portion of Advances purchased	N/A	N/A	N/A	$108,750,000.00

ACCOUNT FOR PAYMENT OF PURCHASE PRICE
Fed Bank:    Deutsche Bank Trust Company Americas
Fed ABA:    021001033
Account Name:    NYLTD Funds Control
Account No.:    01419647
Reference:    PORT RABO11.1//Rabo Agent Account (Reynolds)